EXHIBIT 10.37

AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT

THIS AMENDMENT to the Employment Agreement is made effective this 11th day of December, 2009, by and between Fiserv, Inc., a Wisconsin Corporation (the “Company”), and Steve Tait (the “Employee”).

WHEREAS, the Employee and the Company entered into an Employment Agreement effective as of October 27, 2009 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Effective on the date hereof, the first sentence of Section 8(f) of the Agreement is amended to read in its entirety as follows:

If Employee’s employment is terminated by the Company for any reason other than as specified in subsection (a), (b) or (c) above or if terminated by Employee pursuant to the first sentence of subsection (d) above, subject to execution by Employee, within 45 days of termination of employment, of a general release in favor of the Company (and failure to revoke such release), Employee shall be entitled to receive a lump sum in an amount equal to one and three-quarters (1 3/4) times Employee’s then current annual base salary.

2. In all other respects, the Agreement shall remain in full force and effect.

3. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.

Fiserv, Inc.

By:	/s/ Jeffery W. Yabuki
Name: Jeffery W. Yabuki
Title: President and Chief Executive Officer

/s/ Steve Tait
Steve Tait